Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

October 15, 2009

US Oncology, Inc.

10101 Woodloch Forest

The Woodlands, Texas 77380

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to US Oncology, Inc., a Delaware corporation (the “Issuer”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the subsidiary guarantors listed on Schedule I (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $775,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 9.125% Senior Secured Notes due 2017 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of June 18, 2009 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Indenture (the “Subsidiary Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is a valid and binding obligation of the Trustee.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the

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United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied, without independent investigation, upon the opinion of Andrews Kurth LLP.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of their Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed and delivered by each Guarantor listed on Schedule I under the heading “Covered Guarantors” (the “Covered Guarantors”), and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute a valid and binding obligation of each of the Covered Guarantors, enforceable against each of the Covered Guarantors in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

SCHEDULE I

Covered Guarantors

AccessMED Holdings, LLC

AOR Management Company of Arizona, LLC

AOR Management Company of Missouri, LLC

AOR Management Company of Oklahoma, LLC

AOR Management Company of Pennsylvania, LLC

AOR Management Company of Virginia, LLC

AOR of Texas Management, LLC

AOR Real Estate, LLC

AOR Synthetic Real Estate, LLC

AORT Holding Company, Inc.

Greenville Radiation Care, Inc.

Innovent Oncology, LLC

Iowa Pharmaceutical Services, LLC

Nebraska Pharmaceutical Services, LLC

New Mexico Pharmaceutical Services, LLC

North Carolina Pharmaceutical Services, LLC

Oncology Rx Care Advantage, LP

Oncology Today, LP

Physician Reliance, LLC

Physician Reliance Network, LLC

RMCC Cancer Center, LLC

SelectPlus Oncology, LLC

St. Louis Pharmaceutical Services, LLC

Texas Pharmaceutical Services, LLC

TOPS Pharmacy Services, Inc.

Unity Oncology, LLC

US Oncology Clinical Development, LLC

US Oncology Corporate, Inc.

US Oncology Integrated Solutions, LP

US Oncology Pharmaceutical Services, LLC

US Oncology Reimbursement Solutions, LLC

US Oncology Research, LLC

US Oncology Specialty, LP

Non-Covered Guarantors

AccessMED, LLC

AOR Holding Company of Indiana, LLC

AOR Management Company of Indiana, LLC

AOR of Indiana Management Partnership